Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Dearborn Industrial Generation, L.L.C.

CMS Generation Michigan Power, L.L.C.

CMS Energy Resource Management Company

Collectively, as Seller,

and

Consumers Energy Company

as Buyer

dated as of June 21, 2021

i

EXHIBITS

Exhibit 2.1(a)	Purchased Assets
Exhibit 2.1(b)	Excluded Assets

SCHEDULES

1.1-A	Net Working Capital Calculation
1.1-B	Budget
1.1-AC	Assigned Contracts
1.1-BA	Buyer Approvals
1.1-K	Knowledge
1.1-PL	Permitted Liens
3.3(b)	Seller Consents
3.3(c)	Seller Approvals
3.12	Material Contracts
3.14(a)	Permits
3.15(f)	Emissions Credits and Allowances
3.18(a)	Employees of Seller
3.18(b)	Employees
3.18(c)	Third Party Vendor Contract
3.19	Employee Benefits
3.21	Insurance
3.23(b)	FERC/NERC/DOE/MISO Requirements Non-Compliance
3.23(c)	FERC/NERC/DOE/MISO Violation Notices
5.4	Terminated Contracts
5.9	Books and Records
5.17	Monthly Operating Report

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of June 21, 2021 (this "Agreement"), is made and entered into by and among CMS Energy Resource Management Company, a Michigan corporation (“CMS ERM”), Dearborn Industrial Generation, L.L.C., a Michigan limited liability company (“DIG”), CMS Generation Michigan Power, L.L.C., a Michigan limited liability company (“CMS GMP”, and collectively with CMS ERM and DIG, "Seller") and Consumers Energy Company, a Michigan corporation ("Buyer").

WITNESSETH:

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below) on the Closing Date (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.1.	Definitions.

As used in this Agreement, the following capitalized terms have the meanings set forth below:

"Acceptable Orders" means all of the following:

(i)	a final order of the MPSC that includes the following: (a) affirmation that the acquisition of the Project by Buyer is reasonable and prudent; (b) approval for Buyer to include the Base Purchase Price of the Project in its rate base, (c) recognition of the fuel costs associated with operation of the Project, and approval of the rate adjustments necessary to allow full recovery by Buyer of the non-fuel costs of operating and maintaining the Project; and in the case of each of the approvals set forth in clauses (b) and (c), without the imposition of other conditions that taken in the aggregate would have the effect of reducing such recovery; and in addition to all of the preceding, such order shall be in all other respects satisfactory to Buyer and not subject to appeal or further appeal;

(ii)	a final order of the MPSC approving Buyer's integrated resource plan (to be filed with the MPSC in June 2021) in a form that is acceptable to Buyer and not subject to further appeal; and

(iii)	authorization from the FERC for the acquisition of the Purchased Assets by Buyer from Seller pursuant to Section 203 of the FPA and granted without material condition or limitation.

"Acquisition Proposal" has the meaning given to it in Section 5.21.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

"Agreement" has the meaning given to it in the introduction to this Agreement.

"AK Steel" has the meaning given to it in Section 6.9.

"Ancillary Agreements" means the Assignment and Assumption Agreements, bills of sale, the Warranty Deeds, the Closing Certificates and the other documents and agreements to be delivered pursuant to this Agreement.

"Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

"Assigned Contracts" means all Contracts set forth on Schedule 1.1-AC, which schedule may be updated prior to Closing with the mutual written agreement of the Parties. The Assigned Contracts shall include the Third Party Contracts.

"Assignment and Assumption Agreements" means, collectively, an assignment and assumption agreement for each Assigned Contract, in a form acceptable to Buyer.

"Assumed Liabilities" has the meaning given to it in Section 2.2.

"Base Purchase Price" has the meaning given to it in Section 2.4.

"BEA" has the meaning given to it in Section 5.2(b).

"Benefit Plan" means all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, Contract, policy, trust fund or arrangement covering any employee, director or officer of Seller and which is established, maintained, sponsored, contributed to or entered into by Seller or with respect to which Seller has or may have any liability.

"Budget" means the major maintenance and capital expenditures budget estimates for Seller for the period from the date hereof until December 31, 2025, as set forth in Schedule 1.1-B.

"Business" means the ownership and operation of the Project as currently conducted, including the generation and sale of electricity and capacity and electric-related products by Seller or any of its Affiliates at or from the Project as currently conducted, the receipt by Seller of fuel and the conduct of other activities by Seller related or incidental to the foregoing all as currently conducted.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Michigan are authorized or obligated to close.

"Buyer" has the meaning given to it in the introduction to this Agreement.

"Buyer Approvals" means the filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 1.1-BA, all in form and content satisfactory to Buyer and not subject to appeal or further appeal.

"Buyer Indemnified Parties" has the meaning given to it in Section 9.1(a).

"Buyer's Advisors" has the meaning given to it in Section 5.2(a).

"Buyer's Determination" has the meaning given to it in Section 2.8(a).

"Casualty Loss" has the meaning given to it in Section 5.11.

"Claim" means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

"Claiming Party" has the meaning given to it in Section 9.5(a).

"Closing" means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.5.

"Closing Certificates" means the officer's certificates referenced in Section 6.3 and Section 7.3.

"Closing Date" means the date on which Closing occurs.

"Closing Date Net Working Capital" means the aggregate Net Working Capital of Seller as of the Closing Date.

"CMS ERM" has the meaning given to it in the introduction to this Agreement.

"CMS GMP" has the meaning given to it in the introduction to this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Condemnation Value" has the meaning given to it in Section 5.12.

"Confidentiality Agreement" means the CEC 2021 Asset RFP Agreement of Confidentiality between Consumers Energy Company and CMS Enterprises Company dated as of January 19, 2021.

"Contract" means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, but shall exclude Permits.

"Controlled Group Liability" means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

"Deductible Amount" has the meaning given to it in Section 9.2(b).

"DIG" has the meaning given to it in the introduction to this Agreement.

"DOE" means the United States Department of Energy.

"Employees" has the meaning given to it in Section 3.18(b).

"Endorsements" has the meaning given to it in Section 5.23(a).

"Environmental Claim" means any Claim or Loss arising out of or related to any violation of, or any Liability or obligation under, any Environmental Law.

"Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; implementing regulations under each of the foregoing; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of public health or the environment. For purposes of this Agreement, the term "Environmental Law" does not include Laws respecting occupational health and safety.

"Environmental Liability" means any Loss arising from or relating to any asserted violation of or adjudicated Liability under Environmental Law, including: (a) any environmental matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products); and (b) any responsibility for response costs, natural resource damages, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action ("cleanup"). The terms "removal," "remedial," and "response action" include the types of activities covered by the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or analogous state statute applicable to Seller.

"Equity Interests" means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

"Equity Securities" means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for Equity Interests.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same "controlled group" as Seller pursuant to Section 4001(a)(14) of ERISA.

"Estimated Closing Date Net Working Capital" has the meaning given to it in Section 2.7(a).

"Estoppel Certificates" shall mean: (i) an estoppel certificate in a form acceptable to Buyer signed by the current owner of the land located at 2400 Miller Road, Dearborn, Michigan and (ii) an estoppel certificate in a form acceptable to Buyer signed by Ford Motor Company.

"Excluded Liabilities" means all Liabilities of Seller or its Affiliates of every kind or nature whatsoever (including Tax Liabilities and any related party Liabilities) other than Assumed Liabilities.

"FERC" means the Federal Energy Regulatory Commission or its successor Governmental Authority.

"Financial Statements'' means, in relation to any Person, such Person's balance sheet and the related statements of income for the period then ended.

"Final Closing Date Net Working Capital" has the meaning given to it in Section 2.8(c).

"FPA" means the Federal Power Act, as amended, and FERC's implementing regulations promulgated thereunder.

"Fundamental Representations" has the meaning given to it in Section 9.2(a).

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the United States and any state, county, city or other political, subdivision or similar governing entity, and any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over natural gas, electricity, power or other markets, including NERC.

"Hazardous Material" means any substance designated as a hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, hazardous chemical, pollutant, contaminant or toxic chemical under any Environmental Law, any petroleum or petroleum products, any radioactive material, any asbestos or any materials containing asbestos, and any urea formaldehyde or polychlorinated biphenyls.

"Indebtedness" means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (f) any guaranty of any of the foregoing.

"Indemnified Parties" has the meaning given to it in Section 9.1(b).

"Indemnifying Party" means a Person required to indemnify a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, pursuant to the terms of this Agreement.

"Independent Accountants" has the meaning given to it in Section 2.8(b).

"Intellectual Property" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

"Interim Period" has the meaning given to it in Section 5.1.

"Knowledge" when used in a particular representation in this Agreement with respect to Seller, means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1-K with respect to matters within the scope of their respective functional responsibilities listed therein.

"Laws" means (i) all laws, statutes, rules, regulations, ordinances, orders, decrees and court decisions of any Governmental Authority; (ii) other pronouncements of any Governmental Authority having the effect of law; and (iii) for the avoidance of any doubt, and whether or not falling within either or both of the preceding clauses (i) and (ii), all FERC-, NERC-, DOE-, and/or MISO-related requirements.

"Liabilities" means liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Lien" means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, restriction, easement, interest, lease, covenant, reservation, purchase right, right of first refusal, or other encumbrance of any nature whatsoever.

"Loss" or "Losses" means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, interest, losses and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in connection with any Claim). For all purposes in this Agreement the term "Losses" does not include any Non-reimbursable Damages.

"Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of: (a) Seller or the Assets of Seller; or (b) the Buyer, as the case may be based on the relevant provision of this Agreement.

"Material Contracts" has the meaning given to it in Section 3.12(a).

"MISO" means Midcontinent Independent System Operator, Inc. or any other applicable independent system operator or interconnecting utility with respect to the Project, and any successors.

"MPSC" means the Michigan Public Service Commission or its successor Governmental Authority.

"NERC" means the North American Electric Reliability Corporation or its successor Governmental Authority, and includes any applicable regional entity (such as ReliabilityFirst Corporation) having authority over Seller or the Project.

"Net Working Capital" means, as of the applicable date and without duplication, the amount (expressed as a positive or negative number) determined by subtracting (a) the aggregate value of the current liabilities of the Business that are included in the Assumed Liabilities from (b) the aggregate value of the current assets of the Business that are included in the Purchased Assets, as calculated in accordance with the formula and methodology (including adjustments) as described in, and used in the preparation of, and only applying values to the categories of listed assets and liabilities as set forth in, Schedule 1.1-A.  Schedule 1.1-A, which is a sample calculation of Net Working Capital as of March 31, 2020, is solely for illustrative purposes.

"Non-reimbursable Damages" has the meaning given to it in Section 9.4(b).

"NPDES Permit" has the meaning given to in Section 6.9.

"Organizational Documents" means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

"Owner’s Affidavit" has the meaning given to it in Section 2.6(g).

"Parties" means collectively, Buyer and Seller.

"Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

"Permitted Lien" means (a) any statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) the matters identified on Schedule 1.1-PL (except, at Closing, those items marked with an asterisk on such Schedule); (c) easements and restrictions that would be shown by an accurate survey that do not and will not have an adverse effect on the operation of the Business or the value of the property in question; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations or rights imposed or granted by any Governmental Authority; (e) the rights of the Parties pursuant to this Agreement; and (f) such other easements, restrictions, encroachments, and use limitations, that do not and will not have an adverse effect on the operation of the Business or the value of the property in question.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

"Project" means the electric generating facilities and all equipment, machinery, facilities, improvements and infrastructure used in connection therewith or in any way related thereto located at the Property and included in the Purchased Assets.

"Property" means the real property (whether owned or leased) on which the Project is located, as further described in Exhibit 2.1(a), including any improvements thereon and easements and rights-of-way appertaining thereto.

"Property Tax Lien Date" means, with respect to any calendar year, July 1 and December 1 of that calendar year.

"Property Taxes" means real and personal property taxes, special assessments and any payments in lieu of property taxes or under any other arrangements with the Taxing Authority.

"Prudent Engineering and Operating Practices" means the standards, practices, methods, procedures and acts which (a) conform with such degree of skill, diligence, prudence and foresight as would reasonably be expected from a skillful and experienced operator of a power station of similar type to the Project with a view to profit-making therefrom, and (b) would reasonably be expected to be applied by such Person exercising reasonable judgment in light of the facts known or that should have been known at the time a decision was made to accomplish the desired result in an efficient and workman-like manner consistent with Laws.

"Purchased Assets" has the meaning given to it in Section 2.1.

"Purchase Price" has the meaning given to it in Section 2.4.

"Purchase Price Reduction" has the meaning given to it in Section 6.9.

"Purchase Price Allocation Schedule" has the meaning given to it in Section 2.10(a).

"Recorded Documents" has the meaning given to it in Section 5.22(a).

"Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials.

"Remediation Indemnity Obligations" has the meaning given to it in Section 6.9.

"Remediation Obligations" has the meaning given to it in Section 6.9.

"Representatives" means, as to any Person, its officers, directors, partners, members, and employees.

"Responding Party" has the meaning given to it in Section 9.5(a).

"Restoration Cost" has the meaning given to it in Section 5.11.

"Schedules" means the disclosure schedules prepared by Seller and attached to this Agreement.

"Seller'' has the meaning given to it in the introduction to this Agreement.

"Seller Approvals" has the meaning given to it in Section 3.3(c).

"Seller Consents" means the consents set forth in Schedule 3.3(b).

"Seller Indemnified Parties" has the meaning given to it in Section 9.1(b).

"Survey" has the meaning given to it in Section 5.22(b).

"Tax" or "Taxes" means (a) any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, industrial facilities, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto and (b) any Liability for amounts described in clause (a), (i) as a result of transferee Liability, (ii) by Contract or (iii) otherwise.

"Tax Return" means any return, declaration, report, form, claim for refund, statement or other information (including any amendments) required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Terminated Contracts" has the meaning given to it in Section 5.4.

"Third Party Contracts" has the meaning given to it in Section 2.9(e).

"Title Commitment" has the meaning given to it in Section 5.22(a).

"Title Insurer" has the meaning given to it in Section 5.22(a).

"Title Objection" has the meaning given to it in Section 5.23(b).

"Title Policy" has the meaning given to it in Section 6.8.

"Transfer Taxes" means any and all transaction, transfer, sales, use, goods and services, recording, transaction privilege, real property transfer, stock transfer, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges, including any related penalties, interest and additions thereto, to any Taxing Authority as a result of the transfer of the Project Assets from Seller to Buyer.

"Transfer Tax Affidavits" has the meaning given to it in Section 2.6(f).

"Warranty Deed" has the meaning given to it in Section 2.6(e).

"Water Limit Obligations" has the meaning given to it in Section 6.9.

"ZRC" means Zonal Resource Credit.

Section 1.2.	Rules of Construction.

(a)         All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words "includes" or "including" shall mean "including without limitation," the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)        Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e)          All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II. PURCHASE AND SALE AND CLOSING

Section 2.1. Purchase and Sale.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Assets used in the Business, including without limitation, the Assets described in Exhibit 2.1(a) and the Property, together with all improvements, buildings, structures, fixtures, easements, rights-of-way, division rights, hereditaments and appurtenances associated with that real property, all as described in Exhibit 2.1(a) (collectively, the "Purchased Assets"), together with exclusive possession thereof. Notwithstanding the previous sentence, the Purchased Assets will not include the Assets listed on Exhibit 2.1(b) (the "Excluded Assets"). The Purchased Assets will be transferred to Buyer free and clear of all Liens, except for Permitted Liens. For purposes of greater clarity, the only assets of CMS ERM included in the Purchased Assets are the Third Party Contracts as defined in Section 2.9(e).

Section 2.2. Assumed Liabilities.

Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a)            all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that are reflected in the Closing Date Net Working Capital;

(b)            all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; and

(c)            all Liabilities in respect of Permits, easements, rights-of-way, division rights, hereditaments and appurtenances included in the Purchased Assets that are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, breach, default or violation by Seller on or prior to the Closing Date; for the avoidance of doubt, Buyer is not assuming any Liabilities of Seller relating to violations of any applicable Laws by Seller on or prior to the Closing Date.

Section 2.3. Excluded Liabilities.

Notwithstanding the provisions of Section 2.2 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liabilities. Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.4. Purchase Price.

The purchase price (the "Purchase Price") for the purchase and sale described in Section 2.1 is equal to $515,000,000 (the "Base Purchase Price"), as adjusted pursuant to Sections 2.7(a), 2.8, 2.9, and 6.9 (if applicable).

Section 2.5. Closing.

The Closing shall take place at the offices of Consumers Energy Company, One Energy Plaza, Jackson, MI 49201 or via electronic exchange of documents at 10:00 A.M. local time, on (a) the later of (i) the tenth Business Day after the conditions to Closing set forth in ARTICLE VII and ARTICLE VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived and (ii) April 30, 2025 or (b) such other date and at such other time as Buyer and Seller mutually agree in writing. All actions listed in Section 2.6 or Section 2.7 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

Section 2.6. Closing Deliveries by Seller to Buyer.

At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer

(a)            a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller, and with respect to the owner of Seller if Seller is treated as a disregarded entity for federal income Tax purposes. If, on or before the Closing Date, Buyer shall not have received the non-foreign status affidavit(s), Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Code Section 1445;

(b)            [Intentionally Omitted]

(c)            Copies of relevant title documents set forth in Sections 5.22 and 5.23;

(d)            a bill of sale reasonably acceptable to Buyer and duly executed by Seller, conveying title to all of such Seller's owned personal property included in the Purchased Assets;

(e)            warranty deeds reasonably acceptable to Buyer and duly executed by Seller, conveying good and marketable title to the Property to Buyer, subject only to the Permitted Liens (each a "Warranty Deed" and collectively, the "Warranty Deeds");

(f)             real estate transfer tax valuation affidavits (the "Transfer Tax Affidavits") in form and substance reasonably acceptable to Buyer;

(g)            affidavits reasonably acceptable to Buyer (each an "Owner's Affidavit" and collectively, the "Owner’s Affidavits") for the removal of standard printed exceptions on each Title Policy; provided however, Seller agrees to modify such Owner's Affidavits as reasonably requested by the Title Insurer to make each such Owner's Affidavit consistent with the Title Insurer's standard Owner's Affidavit for similar transactions at the time of the Closing;

(h)            such other affidavits and agreements required by the Title Insurer to issue the Title Policies;

(i)             resolutions of the managers, members, directors and shareholders of Seller authorizing the transactions contemplated by this Agreement;

(j)             releases of any security interest or similar Liens held on any of the Purchased Assets (other than Permitted Liens);

(k)            the certificate referenced in Section 7.3;

(l)             the Assignment and Assumption Agreements duly executed by Seller and any other counterparties;

(m)            the resignations and removals referenced in Section 6.6;

(n)            Promptly after the date of this Agreement, Seller shall obtain and provide to Buyer the Estoppel Certificates. No earlier than 60 days prior to the Closing Date, Seller shall provide Buyer updated Estoppel Certificates with an effective date no earlier than 60 days prior to the Closing Date; and

(o)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.7. Closing Deliveries by Buyer to Seller.

At the Closing, Buyer shall deliver to Seller the following:

(a)            a wire transfer of immediately available funds (to such account or accounts as Seller shall have notified Buyer of at least 2 Business Days prior to the Closing Date) in an amount equal to the sum of: (i) the Base Purchase Price, plus (ii) the Parties' mutually-agreed-upon estimate of the Closing Date Net Working Capital (the "Estimated Closing Date Net Working Capital") (it being understood that if Buyer and Seller are unable to mutually agree, despite good faith efforts to do so, then the Estimated Closing Date Net Working Capital shall equal the average of Seller's and Buyer's respective estimates of Closing Date Net Working Capital), minus (iv) any amounts owing or payable by Seller under Section 5.8; and (v) plus or minus the adjustment set forth in Section 2.9; and

(b)            an executed counterpart by Buyer of each other Ancillary Agreement to which Buyer is a party.

Section 2.8. Post-Closing Adjustment.

(a)            After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.8. Within 60 days after the Closing Date, Buyer shall determine the Closing Date Net Working Capital and shall provide Seller with written notice of such determination, along with reasonable supporting information and calculations (the "Buyer's Determination").

(b)            If Seller objects to Buyer's Determination, then it shall provide Buyer written notice thereof within 30 days after receiving Buyer's Determination; provided that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If the Parties are unable to agree on the Closing Date Net Working Capital, within 120 days after the Closing Date, the Parties shall refer such dispute to a firm of nationally recognized independent public accountants mutually acceptable to Buyer and Seller (the "Independent Accountants"), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.8(b) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. The Parties shall equally bear and pay the fees and other costs charged by the Independent Accountants. If Seller does not object to Buyer's Determination within the time period and in the manner set forth in the first sentence of this Section 2.8(b) or if Seller accepts Buyer's Determination, the Closing Date Net Working Capital as set forth in Buyer's Determination shall become final and binding upon the Parties for all purposes hereunder.

(c)            If the Closing Date Net Working Capital (as agreed between the Parties or as determined by the Independent Accountants or otherwise) (the "Final Closing Date Net Working Capital") is greater than the Estimated Closing Date Net Working Capital, then Buyer shall pay the amount of such excess to Seller, within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.8(b), by wire transfer of immediately available funds to an account designated by Seller. If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, then Seller shall pay the amount of such deficiency to Buyer within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.8(b), by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.9. Purchase Price Adjustment Based on Capacity and Third Party Contracts.

(a)            The Base Purchase Price is based on the capacity of the Project recognized by MISO for the applicable planning period and made available by Seller for sale to Buyer for the applicable Planning Years as set forth in the chart below. These capacity amounts of the Purchased Assets reflect Seller’s existing commitments for the provision of capacity from the Purchased Assets to third parties:

Planning Year	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039
Capacity (ZRC)	358	482	480	596	688	739	739	789	800	800	828	828	828	828	828

(b)            To accommodate Seller's desire to provide capacity for additional sales to third parties from the Purchased Assets prior to Closing, the following formula will be used to adjust the Purchase Price paid at Closing (subject to the limitations on additional sales in Section 2.9(c)):

Purchase Price Adjustment = ZRCs of capacity sold per year x ($71,250 – price of capacity sale in $/ZRC-year)

(c)            Seller may only provide capacity for sales of additional amounts of capacity from the Purchased Assets prior to Closing as set forth below. Any revenues for such sales will be for the benefit of Buyer.

1.	MISO Planning Year 2025 (June 1, 2025 through May 31, 2026) = 0 ZRCs

2.	MISO Planning Year 2026 (June 1, 2026 through May 31, 2027) = 0 ZRCs

3.	MISO Planning Years 2027 through 2039 (June 1, 2027 through May 31, 2040) = 45 ZRCs each year

(d)            If Seller or its Affiliates reacquire some or all of the capacity that was sold to third parties up to the amounts shown in the chart below (reacquired capacity amounts no more than those amounts sold by year), then the Purchase Price will be increased by the following formula as long as the reacquired capacity is fully available to Buyer at Closing.

Planning Year	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039
Capacity (ZRC)	93	97	99	23	23	28	28	28	28	28	0	0	0	0	0

Purchase Price Increase = ZRCs Reacquired (up to 475 ZRCs) x $20,250/ZRC-year.

For the avoidance of doubt, the June 1 – May 31 timing above covers either a planning year (under the current MISO construct) or any subset of the planning periods occurring within that 365-day period.

(e)            At Closing, contracts of DIG and CMS GMP for the provision of capacity and energy from the Purchased Assets to CMS ERM shall be terminated. At Closing, CMS ERM shall use commercially reasonable efforts to assign to Buyer CMS ERM’s contracts for the sale of capacity and energy to third parties which rely on capacity and energy from the Purchased Assets for time periods after Closing (“Third Party Contracts”) and such Third Party Contracts shall be included in the Assigned Contracts, and Buyer will be responsible to provide capacity and energy under the assigned Third Party Contracts, and the associated costs, from the Purchased Assets. Buyer shall be entitled to receive all revenues associated with the sales of capacity and energy from the Purchased Assets under the assigned Third Party Contracts.

Section 2.10. Allocation of Purchase Price.

(a)            Within 30 days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (and all other capitalized costs) among the Purchased Assets, grouped by the seven asset classes referred to in Treasury Regulations Section 1.1060- 1(c) (the "Purchase Price Allocation Schedule"). Buyer shall permit Seller thirty (30) days to review and comment on Buyer's proposed Purchase Price Allocation Schedule. Buyer shall make such revisions to its proposed Purchase Price Allocation Schedule as are reasonably requested by Seller within such 30-day period and shall deliver to Seller a final Purchase Price Allocation Schedule within fifteen (15) days of receiving Seller's comments. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including the Final Closing Date Net Working Capital and any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), as mutually agreed by the Parties and in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(b)            The Parties shall report the transaction for federal and state income Tax purposes on IRS Form 8594 in accordance with the Purchase Price Allocation Schedule described in Section 2.7(a). Neither Party will take a position inconsistent with such allocation except with the written consent of the other Party. Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Form 8594.

(c)            If the Parties are unable to agree on the Purchase Price Allocation Schedule pursuant to Section 2.10(a) or any subsequent adjustment to the Purchase Price Allocation Schedule, the Parties shall refer such dispute to the Independent Accountants, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.10(and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants with respect to its activities under this Section 2.10.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in the Schedules delivered by Seller to Buyer corresponding to the particular section or subsection contained in this Article III (it being understood that disclosure for one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 3.1. Organization.

DIG is a Michigan limited liability company validly existing and in good standing under the Laws of its jurisdiction of formation. CMS GMP is a Michigan limited liability company validly existing and in good standing under the Laws of its jurisdiction of formation. CMS ERM is a Michigan corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect on Seller's ability to perform such actions under this Agreement or the Ancillary Agreements to which Seller is party.

Section 3.2. Authority; Enforceability.

Seller has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate and limited liability company action, as applicable. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each Ancillary Agreement to which Seller is a party when executed and delivered on the Closing Date will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3. No Conflicts; Consents and Approvals.

The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, and the performance by Seller of its obligations under this Agreement and the Ancillary Agreements to which Seller is a party will not:

(a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b)            assuming all of the Seller Consents set forth in Schedule 3.3(b) have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Seller's ability to perform its obligations hereunder; and

(c)            assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) (collectively, the "Seller Approvals"), Seller Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Seller; or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law.

Section 3.4. [Intentionally Omitted.]

Section 3.5. Brokers.

Seller has no Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.6. Legal Proceedings.

No Claim is pending against Seller, Seller has not been served with notice of any Claim, and to Seller's Knowledge, none has been threatened against Seller that (a) affects Seller or the Assets of Seller and would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Seller or the Assets of Seller or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 3.7. Compliance with Laws and Orders.

Seller is, in all material respects, in compliance with all Laws applicable to it and its operations or Purchased Assets, including the Project.

Section 3.8. Financial Statements; No Undisclosed Liabilities.

Seller has previously delivered to Buyer the Financial Statements of Seller as of and for the fiscal years ended December 31, 2019 and December 31, 2020, and unaudited Financial Statements of Seller as of and for the three months then ended March 31, 2021. The Financial Statements have been prepared in accordance with GAAP. Seller has no Liability that would be required to be reflected on any Financial Statement which is not reflected or reserved against in such Financial Statement.

Section 3.9. Absence of Certain Changes.

Since December 31, 2020, Seller has operated in the ordinary course of business, consistent with past practices and there has not been any (a) Material Adverse Effect with respect to Seller or the Assets of Seller or (b) event or condition that would reasonably be expected to prevent or delay Seller from consummating the transactions contemplated by this Agreement.

Section 3.10. Taxes.

(a)            All Tax Returns that are required to be filed on or before the Closing Date by Seller have been or will be duly and timely filed, taking into account all permitted extensions, and are true, correct and complete in all material respects, (b) all Taxes required to be paid by Seller with respect to the Purchased Assets (whether or not shown on any Tax Return) that are due and payable have been timely paid in full, (c) all withholding Tax requirements imposed on Seller have been satisfied in full, except for amounts that are being contested in good faith, (d) Seller does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits, examinations, Claims, assessments or legal proceedings involving Tax matters or, to Seller's Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes of Seller, (f) Seller, with respect to the Purchased Assets, has no Liability for the Taxes of any other Person (i) as a transferee or successor, (ii) by contract or (iii) otherwise, (g) Seller, under the federal check-the-box regulations, is classified as an entity disregarded as separate from its owner for federal income Tax purposes and all applicable state income Tax purposes and has been since inception, (h) there are no deficiencies asserted or assessments made as a result of any examination of Tax Returns of Seller, (i) there are no Liens for Taxes (other than Permitted Liens) on any of the Assets of Seller, (j) with respect to the Purchased Assets, there are no outstanding closing agreements, ruling requests, requests to change a method of accounting or other matters pending with any Taxing Authority and (k) Seller is not a "tax-exempt entity" or a "tax-exempt controlled entity" within the meaning of Section 168(h) of the Code. Seller will provide copies of any correspondence with any Taxing Authority regarding Seller, the Business or Seller Assets for any Tax year still open under the applicable statute of limitations, including but not limited to, any federal or state letter ruling requests or audit notices.

Section 3.11. [Intentionally Omitted]

Section 3.12. Contracts.

(a)            Schedule 3.12 sets forth a list as of the date of this Agreement of the following Contracts to which Seller is a party or by which the Assets of Seller may be bound (Contracts that meet the descriptions in this Section 3.12 being collectively, the "Material Contracts"):

(i)              Contracts for the purchase, exchange or sale of natural gas;

(ii)             Contracts for the purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services;

(iii)            Contracts for the transportation of natural gas;

(iv)            interconnection Contracts;

(v)             Contracts for the purchase or sale of any Asset or that grant a right or option to purchase or sell any Asset;

(vi)            Contracts for the provision or receipt of any work, goods or services or that grant a right or option to provide or receive any work, goods or services;

(vii)           Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding Indebtedness;

(viii)         any collective bargaining Contracts or other employment Contracts;

(ix)            outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas or securities;

(x)             Contracts that limit Seller's freedom to compete in any line of business or in any geographic area in connection with the Project;

(xi)            partnership, joint venture, or limited liability company agreements;

(xii)           Contracts that affect the Property including leases (including ground leases) or other land use agreements relating to the Property;

(xiii)          Contracts with Governmental Authorities regarding Taxes, tax abatements, tax incentive agreements or any payments in lieu of Property Taxes or under any other arrangements with a Taxing Authority, and water services; and

(xiv)          any other Contracts reasonably necessary for Seller to conduct its Business.

(b)            Seller has provided Buyer with, or access to, copies of all Material Contracts.

(c)            Each of the Material Contracts (other than any Material Contract which will terminate or expire by its terms prior to Closing without any further Liability on the part of Seller) is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller's Knowledge, of the other parties thereto.

(d)            Seller is not in breach or default under any Material Contract and, to Seller's Knowledge, no other party to any of the Material Contracts is in breach or default thereunder nor has Seller given or received written notice to or from any Person relating to any alleged or potential default that has not been cured, nor, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

Section 3.13. Ownership; Liens.

(a)            Seller has good and valid title to all of the Purchased Assets. The Purchased Assets are free and clear of Liens except for Permitted Liens. The title insurance premium on each Title Policy has been paid and each Title Policy is in effect. The Property, the Project and the Business comply with all applicable zoning, subdivision and land use Laws and special use Permits.

(b)            Seller otherwise owns the Project and all other of the Purchased Assets free and clear of all Liens (except for Permitted Liens).

Section 3.14. Permits.

(a)            Schedule 3.14(a) sets forth all Permits held by Seller. Said Permits set forth on Schedule 3.14(a) constitute all Permits that are required for the ownership and operation of the Project by Seller in the manner in which they are currently owned and operated. All Permits set forth on Schedule 3.14(a) are in full force and effect.

(b)            Seller is in compliance with all Permits set forth on Schedule 3.14(a) and Seller has not received any written notification from any Governmental Authority alleging that it is in violation of any such Permits.

(c)            To Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute non-compliance with such terms and conditions or cause any adverse modification, revocation, suspension or termination of any such Permit.

(d)            No material action, or written deficiency notice, demand or notice of any challenge is pending or, to Seller's Knowledge, threatened, which challenges the legality, validity or enforceability of any such Permit, or that attempts to modify in any manner the requirements pertaining to any obtained Permit or application for a Permit.

Section 3.15.	Environmental Matters.

(a)        Seller has made available or disclosed to Buyer any knowledge of environmental matters or copies of all assessments, notices of violation(s) or reports in the possession of Seller that relate to environmental matters in connection with operation of the Project.

(b)          Seller has constructed, owned and operated the Project, since its inception, in compliance with all applicable Environmental Laws, including holding and complying with all Permits required under Environmental Laws for the ownership and operation of the Project, and Seller’s representations and warranties under Section 3.14 apply with equal force to such Permits and are incorporated in this Section 3.15 by reference;

(c)      Except as set forth in Schedule 3.15(f), Seller has not been served with notice of any Environmental Claims, actions, proceedings or investigations that are currently outstanding, and no Environmental Claims are pending or, to Seller's Knowledge, threatened, against Seller by any Governmental Authority or third party under any Environmental Laws;

(d)        there is no site to which Seller has transported or arranged for the transport of Hazardous Materials associated with the Project which, to Seller's Knowledge, is, or is threatened to become or otherwise likely to be, the subject of any Environmental Claim; and

(e)        there has been no Release or threatened Release of any Hazardous Material at or from the Project in connection with construction of the Project or any operations of or relating to the Project; and

(f)           Schedule 3.15(f) sets forth all emission reduction credits and emissions allowances that have been allocated to or are otherwise held by Seller as of the date of this Agreement.

(g)          This Section 3.15 contains the sole and exclusive representations and warranties of Seller with respect to environmental matters.

Section 3.16.	Intellectual Property.

(a)          Seller owns, or has permanent and indefeasible licenses or rights to use, all Intellectual Property currently used in or reasonably necessary for the Business and otherwise for the operation and maintenance of the Project.

(b)          Seller has not received from any third party a Claim in writing that Seller is infringing the Intellectual Property of such third party.

Section 3.17.	[Intentionally Omitted.]

Section 3.18.	Employees and Labor Matters.

(a)          Except as identified on Schedule 3.18(a), Seller does not have any employees with respect to the Project;

(b)         the persons identified on Schedule 3.18(b) provide full-time or recurring and continuous part-time on site services to Seller with respect to the Project and are employed by a third party vendor pursuant to an agreement with such third-party vendor (persons identified on Schedules 3.18(a) and 3.18(b), collectively, the "Employees");

(c)          Schedule 3.18(c) lists each Contract between a third-party vendor and Seller or any Affiliate of Seller pursuant to which employees of a third-party vendor provide material on site employee services principally dedicated to Seller with respect to the Project;

(d)         there has not occurred, nor, to Seller's Knowledge has there been threatened, a labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute by or involving any of the Employees with respect to Seller in the past ten years;

(e)        neither Seller nor any of its Affiliates has received written notice of any unfair labor practice charge against Seller or any of its Affiliates regarding practices/acts of Seller pending before the National Labor Relations Board; and neither Seller nor any of its Affiliates has received notice that any petition respecting any Employees, or respecting any former employees of Seller or of its Affiliates or of a third-party vendor who were principally dedicated to Seller, has been filed with the National Labor Relations Board;

(f)         neither Seller nor any of its Affiliates have received any notice with respect to the Employees, or with respect to any former employees of Seller or its Affiliates or a third-party vendor who were principally dedicated to Seller, of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices; and Seller and its Affiliates and, to Seller's Knowledge, any applicable third-party vendor are in compliance with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment and similar Laws with respect to the Employees, and with respect to any former employees of Seller or its Affiliates or, to Seller's Knowledge, of a third-party vendor who were principally dedicated to Seller; and

(g)          neither Seller nor any of its Affiliates have received notice of any investigation related to the Employees, or related to any former employees of Seller or its Affiliates or, to Seller's Knowledge, a third-party vendor who were principally dedicated to Seller, by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to Seller's Knowledge, no such investigation is threatened.

Section 3.19.	Employee Benefits.

(a)          Schedule 3.19 contains a complete list of all Benefit Plans. Complete copies of all Benefit Plans and of summary plan descriptions have been made available to Buyer for review. Each Benefit Plan has been administered in accordance with its terms in all material respects and Seller has met its obligations with respect to such Benefit Plan and has made all required contributions thereto. Seller and all Benefit Plans are in compliance in all material respects with applicable Laws, including but not limited to, provisions of ERISA and the Code.

(b)        All the Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination or opinion letter has been revoked; and, to the Knowledge of Seller, (i) such revocation has not been threatened and (ii) no act or omission has occurred, that would adversely affect a Benefit Plan's qualification.

(c)         There does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that would be a Liability of Buyer following the Closing. Without limiting the generality of the foregoing, neither Seller nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(d)        No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject Seller to any material fine, penalty, Tax or Liability of any kind imposed under applicable Laws, including but not limited to, ERISA or the Code.

(e)         No Benefit Plan contains any term or provision, or is subject to any Law, that would prohibit the transactions contemplated by this Agreement or that would give rise to the vesting of benefits, payments, or Liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under Section 411 of the Code.

(f)          All Benefit Plans may be amended or terminated by Seller in any manner and at any time, without the consent of any person covered by any such Benefit Plan and without any further material Liability for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits that may be required under the terms of such Benefit Plans or benefits required under Code Section 4980B.No suit, action or other litigation, excluding Claims for benefits incurred in the ordinary course of plan activities have been brought against or with respect to any Benefit Plan, and no suit, action or other litigation is threatened by, against, or relating to any Benefit Plan, and Seller does not have any knowledge of any fact that could form the basis for any such suit, action or litigation. No Benefit Plans are presently under audit or examination by the Internal Revenue Service, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System, the Delinquent Filer Compliance Program, or the Voluntary Fiduciary Correction Program.

Section 3.20.	Inventory.

All of Seller's inventory (including spare parts) are of a quality and quantity usable in the ordinary and usual course of business, except for obsolete items and items of below-standards quality, all of which have been written off or written down to net realizable value.

Section 3.21.	Insurance.

Seller has in full force and effect policies of insurance with respect to the Business and the Purchased Assets of the Project against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its Business and Purchased Assets. Schedule 3.21 contains a list and description of all policies of insurance and bonds carried and owned by Seller relating to the Business or the Assets of Seller; including any claims or claims notices filed under those policies. Seller is not default under any such policy of insurance or bond such that it can be canceled and all claims thereunder have been filed in a timely fashion. Seller has filed claims with, or given notice of claims, to its insurers or bonding companies in timely fashion with respect to all matters and occurrences for which it believes Seller has coverage. Schedule 3.21 includes all outstanding claims notices filed by Seller relating to the Business or the Assets of Seller.

Section 3.22.	[Reserved.]

Section 3.23.	FERC, NERC, DOE and/or MISO Matters.

(a)      Seller has made available to Buyer copies of all reports of assessments, investigations, compliance audits, remedial actions, or other investigative or response activities conducted at or with respect to the Project regarding any FERC-, NERC-, DOE-, and/or MISO-related requirements, including cyber security and testing requirements, that are in the possession of Seller.

(b)          Except as set forth on Schedule 3.23(b), Seller and the Project have operated in compliance in all material respects with all applicable FERC-, NERC-, DOE- and/or MISO-related requirements, including cyber security and testing requirements.

(c)         Except as set forth on Schedule 3.23(c), Seller has not been served with notice of any actual or threatened notice of violation of any FERC-, NERC-, DOE-, and/or MISO-related requirements, or other action, proceeding, investigation, or inquiry pursuant to any FERC-, NERC-, DOE-, and/or MISO-related requirements, and no Claim regarding any FERC-, NERC-, DOE-, and/or MISO-related requirements is pending or, to Seller's Knowledge, threatened, against Seller.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the disclosure schedules delivered by Buyer to Seller corresponding to the particular section or subsection contained in this Article IV (it being understood that disclosure for one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure) or as otherwise expressly disclosed in this Agreement, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing (except where such representation or warranty is expressly made as of another date), as follows:

Section 4.1.	Organization.

Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Michigan.

Section 4.2.	Authority; Enforceability.

Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each Ancillary Agreement to which the Buyer is a party when executed and delivered on the Closing Date will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 4.3.	No Conflicts.

The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of Buyer's Organizational Documents;

(b)      assuming all Buyer Approvals have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Buyer or any of its Assets which would reasonably be expected to result in a Material Adverse Effect on Buyer's ability to perform its obligations hereunder or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect on Buyer's ability to perform its obligations hereunder.

Section 4.4.	Legal Proceedings.

No Claim is pending against Buyer, Buyer has not been served with notice of any Claim, and to Buyer's knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement.

Section 4.5.	Brokers.

Buyer does not have any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 4.6.	Sufficiency of Funds.

Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.7.	Solvency.

Immediately after giving effect to the transaction contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transaction contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.8.	Independent Investigation.

(a)          Buyer acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby ("Advisors") has knowledge and experience in transactions of this type and in the business of Seller, and is therefore capable of evaluating the risks and merits of acquiring the Purchased Assets, (ii) it has relied on its own independent investigation, and has not relied on any information furnished by Seller or any representative or agent thereof or any other Person in determining to enter into this Agreement (except for such representations or warranties contained in this Agreement or the Ancillary Agreements), (iii) neither Seller nor any representative or agent of Seller or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the transaction is prudent, and Buyer is not relying on any representation or warranty by Seller or any representative or agent thereof except as set forth in this Agreement, (iv) Buyer has conducted due diligence that it deems appropriate, including a review of the documents contained in a data room prepared by or on behalf of Seller, (v) Seller made available to Buyer documents, records and books pertaining to Seller that Buyer's attorneys, accountants, Advisors, if any, and Buyer have requested and (vi) Buyer and its Advisors, if any, have had the opportunity to visit Seller, its facilities, plants, offices and other properties and ask questions and receive answers to Buyer's satisfaction concerning Seller and the terms and conditions of this Agreement. Nothing in this Section shall preclude Buyer from bringing a Claim against Seller for fraud.

(b)        Buyer has received certain projections and other forecasts, including projected financial statements, cash flow items, capital expenditure budgets and certain business plan information and acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and, accordingly, it is not relying on them, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts, (iii) Buyer has no Claim under this Agreement against anyone with respect to the accuracy of such projections and forecasts and (iv) Seller has made no representation or warranty with respect to such projections and forecasts. Nothing in this Section shall preclude Buyer from bringing a Claim against Seller for fraud.

ARTICLE V. COVENANTS

The Parties hereby covenant and agree as follows:

Section 5.1.	Regulatory and Other Approvals.

From the date of this Agreement until Closing (the "Interim Period"):

(a)        The Parties will, in order to consummate the transactions contemplated hereby, take all commercially reasonable efforts necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain the Seller Approvals, Seller Consents, the Acceptable Orders and Buyer Approvals and to make all required filings required to be made by it with, and to give all required notices to, Governmental Authorities, and provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith. Additionally, Seller will cooperate with Buyer in making Buyer the "Asset Owner" (as defined in the rules of MISO) with respect to the Project as soon as permitted following the Closing.

(b)         The Parties will provide prompt notification to each other when any such approval referred to in Section 5.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)          In furtherance of the foregoing covenants:

(i)          Each Party shall prepare, as soon as is reasonably practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the FERC, the MPSC or any other federal, state or local Laws. Each Party shall submit such filings as soon as reasonably practicable. Notwithstanding the foregoing, the filing for authorization from the FERC for the acquisition of the Purchased Assets by Buyer from Seller pursuant to Section 203 of the FPA shall be made within 540 days of the execution of this Agreement, subject to extension of such period upon consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review in advance all information related to Seller or Buyer, as applicable, and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement.

(ii)         The Parties shall not, and shall cause their respective Affiliates not to, take any action that is intended to adversely affect the approval of any Governmental Authority of any of the filings referenced in clause (i).

(iii)          Seller shall file with the appropriate Governmental Authority an application for the transfer of all Permits held by Seller with respect to the Project to Buyer.

(d)        During the Interim Period, Seller shall timely and properly make all submittals and reports, shall pay all fees, and otherwise do all things necessary to maintain in full force and effect and comply in all material respects with, each and every Permit required for the ownership and operation of the Project as it is currently operated. In the event of any actual or threatened cancellation, revocation, termination, suspension, nonrenewal, or adverse modification of any such Permit, Seller shall promptly notify Buyer in writing and shall pursue all available legal and equitable remedies for the purpose of preserving such Permit and the currently prevailing terms thereof.

(e)         Notwithstanding the foregoing, nothing in this Section 5.1 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect with respect to Buyer or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.2.	Access of Buyer and Seller.

(a)          During the Interim Period, Seller will, and will cause its Representatives to (i) provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Property and to the officers and employees of Seller and its Affiliates who have significant responsibility for the Project, but only to the extent that such access does not unreasonably interfere with the business of Seller or the Business and that such access is reasonably related to the requesting Party's obligations and rights hereunder, and subject to compliance with applicable Laws and any Contracts or Permits to which Seller or any of its Affiliates is a party; provided, however, that Seller shall have the right to (x) have a Representative present for any communication with employees or officers of Seller or its Affiliates, (y) impose reasonable restrictions and requirements for safety purposes and (z) restrict access to any privileged information relating to any pending or threatened Claim, (ii) subject to the foregoing clause (z), furnish Buyer, Buyer's Representatives and Buyer's prospective lenders and their representatives (collectively, "Buyer's Advisors") with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

(b)          During the Interim Period, Seller shall afford Buyer and Buyer's Advisors the right to conduct an environmental assessment of the Property in one or more phases, including the procurement and analysis of samples of soil, groundwater, indoor air, or any other environmental medium, and any building component or other material located at the Property. The cost of the environmental assessment will be borne by Buyer. Seller will provide access and information to, and otherwise cooperate with, Buyer and Buyer's Advisors in the environmental assessment. Buyer and Buyer's Advisor's will have the right to interview representatives of Seller having knowledge of conditions and events relevant to the operating history or environmental condition of the Property. If any Property is a "facility" within the meaning of Part 201 of the Michigan Natural Resources and Environmental Protection Act, MCL 324.20101 et seq., Buyer may prepare and submit to the Michigan Department of Environment, Great Lakes & Energy a baseline environmental assessment pursuant to MCL 324.20126 ("BEA").

Section 5.3.	Certain Restrictions.

Except as expressly consented to in writing by Buyer, during the Interim Period, Seller will (a) operate the Project and all Purchased Assets in the ordinary course of business consistent with Prudent Engineering and Operating Practices, (b) preserve, maintain and protect in all material respects consistent with past practices the Project, all Purchased Assets, rights, the Property and other properties and goodwill of Seller (including maintaining in all material respects Seller's relationships with customers, suppliers and Governmental Authorities), and (c) maintain the Permits in accordance with past practices. Without limiting the foregoing, except as expressly consented to in writing by Buyer, during the Interim Period, Seller shall not, with respect to the Project, Purchased Assets or the Property:

(i)           (A) create any Lien (other than a Permitted Lien) against any of the Assets of Seller, or (B) permit any Lien (other than a Permitted Lien) against any of the Assets of Seller;

(ii)        (A) enter into any Contract that is effective beyond May 1, 2025 involving total consideration throughout its term in excess of $50,000 individually or $500,000 in the aggregate for all such Contracts or (B) grant any waiver of any material term under, or give any material consent with respect to, any Contract involving total consideration throughout its term in excess of $50,000 individually or $500,000 in the aggregate for all such waivers;

(iii)         sell or dispose of any of its material assets or properties, other than sales or dispositions in the ordinary course of business (including sales or dispositions pursuant to power purchase or sale Contracts), sales or dispositions of obsolete or surplus assets, sales or dispositions in connection with the normal repair and/or replacement of assets or properties, sales or dispositions of Excluded Assets, or sales or dispositions in accordance with any Material Contract.

(iv)          sell, transfer, assign or convey the emissions allowances or emission reduction credits set forth on Schedule 3.15(f) or any emissions allowances or emission reduction credits allocated to Seller after the date hereof; provided that nothing in this clause (iv) shall restrict the use after the date hereof by Seller of any emissions allowances or emission reduction credits in the ordinary course of business;

(v)         other than accounts payable in the ordinary course of business, incur, create, assume or otherwise become liable for Indebtedness, issue any debt securities or assume or guarantee the obligations of any other Person;

(vi)         change any accounting method or practice in a manner that is inconsistent with past practice in a way that may adversely affect the Business, the Purchased Assets or the Property;

(vii)       fail to maintain its corporate or limited liability company existence, as applicable, merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or take any other action that would cause Seller to be treated as other than a disregarded entity for federal income Tax purposes prior to the Closing;

(viii)       issue, reserve for issuance, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any Equity Interests or other Equity Securities of Seller;

(ix)           liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(x)          purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

(xi)           amend or modify its Organizational Documents;

(xii)          cancel any Indebtedness or settle or waive any Claims or rights having a value in excess of $25,000;

(xiii)         make any new, or change any existing, election with respect to Taxes, or settle any Tax Liability that may adversely affect Buyer or Seller after the Closing;

(xiv)         incur any capital expenditure or major maintenance expenditure in excess of the amounts set forth on the Budget;

(xv)       except in the ordinary course of business consistent with past practices or as otherwise required by the terms of any collective bargaining agreement, increase salaries or benefits payable to the Employees;

(xvi)         fail to discharge any material Liability of Seller or make any material payment of Seller as it comes due except in connection with a reasonable good faith dispute;

(xvii)       (A) amend, modify or grant any waiver with respect to any Assigned Contract, except for (i) amendments, modifications or waivers that (A) do not extend the term of any Assigned Contract beyond the Closing Date, (B) are not material, or (C) are needed in order to operate the Business in accordance with Prudent Engineering and Operating Practices;

(xviii)      declare or pay any dividends or other distributions of cash or other Assets of Seller; or

(xix)        agree or commit to do any of the foregoing.

(xx)         Notwithstanding the foregoing, Seller shall have the right to conduct, prosecute, compromise or settle any and all hearings, appeals, rate cases or other proceedings. Seller shall provide Buyer the opportunity to review and advise on any material matters under this subsection (x)(x).

Section 5.4.	Termination of Certain Services and Contracts.

Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller shall (a) terminate or sever, effective upon or before the Closing, any services provided to Seller with respect to the Project or the Property by an Affiliate of Seller and that are not being assigned to Buyer, including the termination or severance of insurance policies (including those policies referred to in Section 5.7), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), terminate or assign to Buyer each Contract listed on Schedule 5.4, and cause all Claims or obligations (contingent or otherwise) with respect to the Project or the Property between Seller, on one hand, and an Affiliate of Seller, on the other, to be released effective immediately prior to Closing (collectively such services, Contracts, Claims or obligations, the "Terminated Contracts").

Section 5.5.	Employee and Benefit Matters.

(a)            From time to time prior to the Closing Date, Seller shall update Schedules 3.18(a) and 3.18(b) to (i) remove any Person who ceases to be an Employee after the date hereof and (ii) add any Person who becomes an Employee after the date hereof.

(b)            Within a reasonable time prior to Closing, Seller shall provide Buyer with such pertinent data or information as Buyer shall reasonably require to determine each Employee's service, compensation or any other information related to benefits. To the extent the consent of an Employee is required in order for Seller to deliver any such pertinent data, records or information to Buyer, Seller agrees to use its commercially reasonable efforts to secure such consent.

Section 5.6.	Indebtedness.

Notwithstanding anything in this Agreement to the contrary, prior to or at the Closing, Seller shall cause any and all Indebtedness of Seller with respect to the Project or the Purchased Assets to be paid in full and any and all Liens securing any such Indebtedness to be released such that Buyer shall acquire the Purchased Assets free of any such Indebtedness or any such Liens.

Section 5.7.	Insurance.

Seller shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Assets of Seller with respect to the Project and the Purchased Assets until the Closing or shall replace them with reasonably comparable policies. All such insurance coverage shall be terminated as of the Closing. Without limiting the rights of Buyer set forth elsewhere in this Agreement, for a period of two years after the Closing Date, if any claims may reasonably be made, or Losses occur prior to the Closing Date, that relate to the Project or the Business, and such claims, or the claims associated with such Losses, may be made against third-party insurance policies retained by Seller or its Affiliates, then Seller (on behalf of itself and its Affiliates) shall, at Buyer's request, use its commercially reasonable efforts in an effort to permit Buyer in cooperation with Seller, after the Closing Date, to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims, or the claims associated with such Losses), and, subject to all of the foregoing, Seller (on behalf of itself and its Affiliates) agrees to otherwise reasonably cooperate with Buyer or its Affiliates to make the benefits of any such third-party insurance policies available to Buyer or its Affiliates.

Section 5.8.	Transfer Taxes; Property Taxes.

(a)            Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall pay for any Transfer Taxes imposed on Buyer or Seller by Law as a result of the transactions hereunder. The Transfer Tax Affidavits shall: (i) be mutually prepared by Buyer and Seller, (ii) be acceptable to Buyer and Seller, and (iii) conform to Michigan Law.

(b)            Property Taxes.

(i)            Any special assessments outstanding on or with respect to the Property and/or the Project (or proposed to be assessed on or with respect to the Property and/or the Project even if not yet a Lien), whether or not same have become due and payable on or before the Closing Date (including, in the case of special assessments payable in installments, any installments that will become payable after the Closing Date), shall be paid by Seller in full prior to Closing without any charge to, reimbursement from or proration with the Buyer.

(ii)            All Property Taxes, other than special assessments as addressed in Subsection 5.8(b)(i), on the Property or otherwise on the Project shall be prorated at Closing as follows: Any such Property Taxes shall be deemed to cover the calendar year in which the applicable Property Tax Lien Date occurs. Any such Property Taxes for which the applicable Property Tax Lien Date occurs in calendar years prior to the calendar year of Closing shall be paid by Seller in full prior to Closing without any reimbursement from or proration with Buyer. Any such Property Taxes for which the applicable Property Tax Lien Date occurs in the calendar year of Closing shall be prorated at the Closing so that Seller (without any charge to or reimbursement from the Buyer) shall be charged with such Property Taxes from the first of the calendar year to the Closing Date and Buyer charged with such Property Taxes for the balance of said calendar year. With respect to any bill for Property Taxes proratable hereunder that has not yet been issued as of the Closing Date, the current taxable value and tax rate shall be assumed to apply and used in proration hereunder.

(iii)            With respect to Property Taxes for which the applicable Property Tax Lien Date occurs in the calendar year of Closing, Buyer shall have the right to participate in the appeal, settlement or compromise of any proceeding to determine the value of the Project for purposes of Property Taxes. Seller shall take such action in connection with any such proceeding as Buyer shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. During the Interim Period, Seller shall not settle any proceeding with respect to Property Taxes that could materially affect Buyer in the calendar year of Closing without Buyer's prior written consent.

(iv)            During the Interim Period, Seller shall take appropriate action to ensure the continuation of existing Project Property Tax incentives, exemptions and abatements, including but not limited to, air and water pollution control tax exemption certificates, industrial facility tax abatements payment in lieu of taxes or renaissance zones. Further, Seller shall participate and take appropriate actions to transfer ownership or registration of such incentives, abatements or exemptions to the Buyer.

Section 5.9.	Books and Records.

Seller shall deliver the books and records set forth on Schedule 5.9 to Buyer as promptly as practicable following the Closing Date (it being agreed that Seller may retain a copy thereof). Not later than 30 days after Closing, a breakdown of the Purchase Price in accordance with the property retirement unit categories and other systems of account together with all books and records substantiating the Purchase Price breakdown shall be delivered to Buyer. For physical Project Assets, Seller will provide the following: retirement unit, quantity, cost, ID number, make, model, serial number and unit number. For land, Seller will provide the parcel and deed information.

Section 5.10.	Intentionally Omitted.

Section 5.11.	Casualty.

If any Asset of Seller is damaged or destroyed by fire, storm, explosion or other casualty loss after the date hereof and prior to the Closing (a "Casualty Loss"), and (a) the cost of restoring such damaged or destroyed Asset to a condition reasonably comparable to its prior condition plus (b) the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds available to the Buyer for such restoration and lost profits) (such costs and lost profits, as estimated by a qualified firm selected by Buyer and reasonably acceptable to Seller acting in good faith, the "Restoration Cost") does not exceed 10% of the Base Purchase Price, the amount of the Purchase Price shall be reduced by the estimated Restoration Cost, and such Casualty Loss shall not affect the Closing. If the estimated Restoration Cost is in excess of 10% of the Base Purchase Price, Buyer may, by notice to Seller within 90 days after the date of such Casualty Loss, elect to (y) reduce the Purchase Price by the estimated Restoration Cost, or (z) terminate this Agreement, in each case by providing written notice to Seller. If Buyer does not make any such election within 90 days after the date of such Casualty Loss, Seller may elect to terminate this Agreement, provided that Seller first gives Buyer written notice of termination within 10 Business Days after the end of such 90-day period and Buyer does not make an election within the 10-Business Day period.

Section 5.12.	Condemnation.

If any Purchased Assets of Seller is taken by condemnation after the date hereof and prior to the Closing and such Purchased Assets have the sum of (a) the reduction or loss in value of the Property and/or Project and/or portion(s) thereof plus (b) to the extent not included in preceding clause (a), the amount of any lost profits reasonably expected to accrue after Closing as a result of such condemnation (net of and after giving effect to any condemnation award) (such reduction or loss in value and lost profits, as estimated by a qualified firm selected by Buyer and reasonably acceptable to Seller acting in good faith, the "Condemnation Value'') not in excess of 10% of the Base Purchase Price, the Purchase Price shall be reduced by such estimated Condemnation Value (less the amount of any condemnation award that will accrue to Buyer), and such condemnation shall not affect the Closing. If the estimated Condemnation Value is in excess of 10% of the Base Purchase Price, Buyer may, by notice to Seller within 90 days after the award of condemnation proceeds, elect to (y) reduce the Purchase Price by such estimated Condemnation Value (after giving effect to any condemnation award that will accrue to Buyer) or (z) terminate this Agreement, in each case by providing written notice to Seller. If Buyer does not make any such election within 90 days after the date of such condemnation award, Seller may elect to terminate this Agreement, provided that Seller first gives Buyer written notice of termination within 10 Business Days after the end of such 90-day period and Buyer does not make an election within the 10-Business-Day period.

Section 5.13.	Confidentiality.

(a)            Any information or materials furnished by Seller to Buyer or Buyer to Seller on and after the date of this Agreement shall be subject to the Confidentiality Agreement; provided that Buyer shall not have any obligation to maintain the confidentiality of any information with respect to the Purchased Assets, the Project, the Business or any other information transferred to Buyer under this Agreement from and after the Closing. In the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.

(b)            Notwithstanding the above and anything in the Confidentiality Agreement to the contrary, Buyer may provide confidential information to any Governmental Authority with jurisdiction as necessary to comply with Section 5.1.

Section 5.14.	Public Announcements.

Unless required by Law, court process or by the rules of a national securities exchange to make such disclosure, (in which case, Seller shall, if permissible under Law, give Buyer at least 24 hours' notice prior to such required disclosure), neither Seller nor any of its Affiliates shall make any public announcement of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media before Buyer has made a public announcement of this Agreement or the transactions contemplated hereby.

Section 5.15.	Distributions.

For the avoidance of doubt, the Parties hereby acknowledge and agree that Seller shall not, during the Interim Period, distribute any of the cash, accounts receivable or other assets held by Seller with respect to the Project or the Purchased Assets to its Affiliates.

Section 5.16.	Further Assurances.

Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 5.17.	Monthly Operating Report.

During the Interim Period, Seller will, promptly after its preparation, and in no event later than 10 days after the end of each calendar month, provide Buyer with a monthly operating report in the form of attached Schedule 5.17.

Section 5.18.	Intentionally Omitted.

Section 5.19.	Financial Statements.

During the Interim Period, Seller shall deliver to Buyer true and correct copies of Financial Statements of Seller prepared in accordance with GAAP no later than 60 days after each year end and no later than 45 days after each quarter end.

Section 5.20.	Intentionally Omitted.

Section 5.21.	No Solicitation of Other Bids.

(a)            Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Project or the Purchased Assets, but does not include any inquiry, proposal or offer with respect to the sale of electricity, capacity or ancillary services by Seller.

(b)            In addition to the other obligations under this Section 5.21, Seller shall promptly (and in any event within 3 Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)            Seller agrees that the rights and remedies for noncompliance with this Section 5.21 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.22           Current Evidence of Title. At any time prior to the Closing, Buyer may obtain for each parcel, tract and subdivided land lot of real property included in the Property:

(a)            Title Commitments. From a title company selected by Buyer ("Title Insurer"), title commitments issued by the Title Insurer to insure title to all Property and insurable appurtenances, if any, in the amount of the Purchase Price covering such Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein Title Insurer will agree to issue an owner's policy of title insurance (or leasehold owner’s policy as the case may be) (ALTA 1992 Form B), without the standard printed exceptions and with the Endorsements (defined below) (each a "Title Commitment", and collectively, the "Title Commitments") and complete legible copies of all recorded documents listed therein (the "Recorded Documents"). Seller and Buyer shall split 50/50 the cost of each such Title Commitment.

(b)            Survey. An ALTA/ASCM land title survey of each parcel, tract and subdivided land lot of real property included in the Property, as-built, by a land surveyor licensed in Michigan and bearing a certificate, signed and sealed by the surveyor, that is selected by Buyer that reflects, without limitation, the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Property as disclosed in the applicable Title Commitment (identified by recording or filing information) as well as any encroachments onto the Property or by any part of the Property onto any easement area or adjoining property (each, a "Survey"). Buyer will be responsible for the cost of the Survey.

Section 5.23	Title Policy.

(a)            Requirements. Each Title Commitment will include the Title Insurer's requirements for issuing its ALTA 1992 Form B title policy (owner’s or leasehold owner’s as the case may be) without standard printed exceptions, which requirements will be met by Seller on or before the Closing Date (including those requirements to issue the endorsements described below and those that must be met by releasing or satisfying Liens, but excluding Permitted Liens and those requirements that are to be met solely by Buyer). Each Title Commitment will provide for the following endorsements, together with any other endorsements that Buyer or its lender may reasonably request after receiving the Title Commitment and Survey (endorsements only applicable to leasehold owner’s policies in italics) ("Endorsements"):

i.	ALTA 17-06/17.1-06 (Access and Entry)
ii.	ALTA 18-06 (Single Tax Parcel)
iii.	ALTA 22-06 (Location)
iv.	ALTA 9.2-06 (Covenants, Conditions and Restrictions)
v.	ALTA Form 13-06 (Leasehold-Owner’s Policy)
vi.	ALTA 28.1-06 (Encroachments-Boundaries and Easements)
vii.	ALTA 35-06 (Minerals and Other Subsurface Substances)
viii.	ALTA 25-06 (Same as Survey)
ix.	ALTA 3.1-06 (Zoning)
x.	Removal of Standard Exceptions
xi.	Deletion of Arbitration
xii.	ALTA Form 36-06 Energy (Leasehold/Easement-Owners Policy)
xiii.	ALTA Form 36.2-06 Energy (Leasehold- Owners Policy)

xiv.	ALTA Form 36.4-06 Energy (Covenants, Conditions and Restrictions)
xv.	ALTA Form 36.6-06 Energy (Encroachments) (TC)
xvi.	ALTA Form 36.7-06 Energy (Fee Estate-Owners Policy)
xvii.	Zoning (ALTA 3.1 plus parking), covenants, conditions and restrictions

(b)            Objections.     If any of the following occur (collectively, a "Title Objection"): (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment; (ii) any title exception is disclosed in any Title Commitment that is not one of the Permitted Liens; or (iii) the Survey discloses any material matter that does or may have an adverse effect on the operation of the Business or the value of the property in question; then Buyer will notify Seller in writing of such matters at least 180 days prior to the Closing Date (unless such matter is first disclosed to Buyer after such date in which case Buyer shall promptly notify Seller upon receipt of such disclosure).

(c)            Curing. Seller will use its best efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception applicable to any Title Commitment.

(d)            No Waiver. Nothing herein waives Buyer's right to Claim a breach of a representation or warranty or to Claim a right to indemnification if Buyer suffers any damages as a result of a misrepresentation with respect to the condition of title to the Property.

(e)            Fees. At Closing, Seller will pay all recording and filing costs in connection with curing title to the Property and the transfer taxes for the Warranty Deeds. Buyer will pay the recording fee for the Warranty Deeds. Seller and Buyer will each pay one-half of any closing fee charged by the title company conducting the Closing. At Closing, Buyer shall pay the title premium for Buyer's owner's policy of title insurance for the Property in the amount of the Purchase Price allocated to such property and all endorsements thereto.

ARTICLE VI. BUYER'S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer):

Section 6.1.	Representations and Warranties.

(a)            All representations and warranties made by Seller in ARTICLE III shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes expressly permitted or contemplated hereby, or (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date.

(b)            Since the date of this Agreement, there has not been any Material Adverse Effect with respect to Seller or the Assets of Seller.

Section 6.2.	Performance.

Seller shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

Section 6.3.	Officer's Certificate.

Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, affirming and certifying the matters set forth in Section 6.1 and Section 6.2.

Section 6.4.	Orders and Laws.

There shall be no effective injunction, writ or restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Purchased Assets and the other transactions contemplated pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which may result in any such injunction, writ or restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

Section 6.5.	Consents and Approvals.

The Buyer Approvals, Seller Approvals, Seller Consents, and the Acceptable Orders shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

Section 6.6.	Resignation of Members, Managers, Officers and Directors.

Seller shall have caused the resignation or removal of all members, managers, partners, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Project or established under Seller's Organizational Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

Section 6.7.	Release of Indebtedness; Release of Liens.

Seller shall have delivered to Buyer evidence, satisfactory to Buyer, of Seller's compliance with Section 5.6.

Section 6.8.	Owner's Title Policy.

Buyer shall have obtained an owner's title policy (or leasehold owner’s title policy as the case may be) for each parcel, tract and subdivided land lot of real property included in the Property acceptable to Buyer, in the amounts, with the endorsements and otherwise meeting the requirements of Section 5.22 and 5.23 (each a "Title Policy" and collectively, the "Title Policies").

Section 6.9.	Remediation Obligations.

The Dearborn Industrial Generating facility currently has obligations to AK Steel Corporation ("AK Steel") regarding certain water discharges under the Conformed and Amended Agreement between Dearborn Industrial Generation, LLC and AK Steel Corporation (as successor to Severstal North America, Inc.), dated February 1, 2008, as amended by the First Amendment to Conformed and Amended Agreement dated December 31, 2019 (the "Water Limit Obligations"). The Dearborn Industrial Generating facility is authorized to discharge from the facility under National Pollutant Discharge Elimination System Permit No. MI0056235 issued by the Michigan Department of Environmental Quality (now the Michigan Department of Environment, Great Lakes & Energy or "EGLE") (the "NPDES Permit"). Prior to Closing, at its own cost Seller shall complete, to Buyer’s reasonable satisfaction, a solution to achieve full compliance with the Water Limit Obligations, all existing or future NPDES Permit limits, and any limits contained in any other existing or future permits, Laws, rules, or regulations governing discharges from the Dearborn Industrial Generating facility (the "Remediation Obligations"). All plans for the Remediation Obligations shall be subject to Buyer’s reasonable review and approval prior to their implementation. If the Remediation Obligations are not completed as provided in this Section, then the Purchase Price shall be reduced up to $20,000,000 (the "Purchase Price Reduction") based on a mutual agreement between Buyer and Seller. Once the Purchase Price Reduction is reflected in the Closing statement, then (i) all indemnity obligations by Seller set forth in Section 9.1(a) and termination rights by Buyer under Section 8.1 solely in connection with breaches of the Remediation Obligations, shall be deemed terminated; and (ii) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation Obligations and all Losses with respect thereto shall be deemed as Assumed Liabilities, except with respect to any Claim by AK Steel, EGLE and Ford Motor Company solely in connection with Seller’s Remediation Obligations (collectively, "Remediation Indemnity Obligations"). Seller agrees to indemnify Buyer for all such Remediation Indemnity Obligations pursuant to Section 9.1 against all Losses subject to Section 9.2 resulting from such breaches of Seller’s Remediation Obligations.

Section 6.10.	Due Diligence.

Buyer is satisfied with each Estoppel Certificate and the results of its environmental and real property due diligence.

ARTICLE VII. SELLER'S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller):

Section 7.1.	Representations and Warranties.

The representations and warranties made by Buyer in ARTICLE IV shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes expressly permitted or contemplated hereby; or (ii) representations and warranties which are as of a specific date, in which event they shall be true and accurate as of such date.

Section 7.2.	Performance.

Buyer shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

Section 7.3.	Officer's Certificate.

Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, affirming and certifying the matters set forth in Section 7.1 and Section 7.2.

Section 7.4.	Orders and Laws.

There shall be no effective injunction, writ or restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Purchased Assets and the other transactions contemplated pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which may result in any such injunction, writ or restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

Section 7.5.	Consents and Approvals.

The Seller Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

ARTICLE VIII. TERMINATION

Section 8.1.	Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:

(a)            by Seller, by written notice to Buyer, if Buyer has breached any representation, warranty, covenant, agreement or obligation in this Agreement and such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30-day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional 90 days in which to effect such cure;

(b)            by Buyer, by written notice to Seller, if Seller has breached any representation, warranty, covenant, agreement or obligation in this Agreement and such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30-day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 90 days in which to effect such cure;

(c)       by Buyer or Seller, by notice to the other, on or after May 1, 2027, or such later date as the Buyer and Seller may agree in writing; provided that Buyer cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder;

(d)       by Buyer or Seller, in accordance with Section 5.11 or Section 5.12;

(e)       by Buyer if it is not satisfied with the results of its environmental or real property due diligence so long as notice is given by October 31, 2022;

(f)        to the extent that any of the exhibits or schedules indicate that they will be completed after the signing this Agreement, then the parties will work together to complete such exhibits and/or schedules. If any of the exhibits or schedules are not completed within one month following the date of this Agreement, then either party will have the right to terminate this Agreement; or

(g)       by mutual written consent of Buyer and Seller.

Section 8.2.                 Effect of Termination.

(a)       If this Agreement is validly terminated pursuant to Section 8.1, there will be no Liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 8.2 and Section 8.3.

(b)       Regardless of the reason for termination, Section 5.13 (with respect to information or materials subject to the Confidentiality Agreement), Section 5.14, this Section 8.2, Section 8.3, Section 9.4(a), and Section 9.4(b) and ARTICLE X will survive any termination of this Agreement, and each Party shall continue to be liable for any breach of this Agreement by it occurring prior to such termination.

Section 8.3.                 Specific Performance and Other Remedies.

Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE IX. INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 9.1.                 Indemnification.

(a)       Subject to Section 9.2, from and after the Closing, Seller shall defend and hold harmless Buyer and its stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the "Buyer Indemnified Parties") from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i)         any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith;

(ii)        any breach of any covenant or agreement of Seller contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith;

(iii)       the Excluded Liabilities; and

(iv)       any Environmental Liability of Seller related to the Property.

(b)       Subject to Section 9.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the "Seller Indemnified Parties" and, together with Buyer Indemnified Parties, the "Indemnified Parties") harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

(i)         any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith; and

(ii)        any breach of any covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith.

(c)       For purposes of this Section 9.1, the amount of any Losses associated with any inaccuracy in or breach of any representation or warranty set forth in this Agreement (but not for purposes of determining the existence of such inaccuracy or breach) shall be determined without regard for any materiality, "Material Adverse Effect" or similar qualification.

Section 9.2.                 Limitations of Liability.

Notwithstanding anything in this Agreement to the contrary:

(a)       the representations, warranties, covenants, agreements and obligations in this Agreement or any Ancillary Agreement shall survive the Closing; provided, however, that except for Claims arising out of or related to fraud (but not constructive fraud) no Party may make or bring a Claim for Liability (i) with respect to any representations or warranties (or in any certificate relating thereto) contained in ARTICLE III or ARTICLE IV (other than those representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (No Conflicts; Consents and Approvals), Section 3.5 (Brokers), Section 3.13 (Ownership; Liens), (collectively, the "Fundamental Representations") or Section 3.10 (Taxes)) after two years following the Closing Date, (ii) with respect to the representations and warranties contained in the Fundamental Representations, after the five-year anniversary of the Closing Date, and (iii) with respect to the representations and warranties contained in Section 3.10 (Taxes), after 60 days following the expiration of the applicable statute of limitations;

(b)       Seller shall have no Liability for a breach of this Agreement (other than any Excluded Liabilities, any breach of the Fundamental Representations, a breach of a representation or warranty contained in Section 3.10 (Taxes) or a matter covered by Section 5.8 (Transfer Taxes; Property Taxes)) until the aggregate amount of all Losses incurred by Buyer equals or exceeds $1,000,000 (the "Deductible Amount"), in which event Seller shall be liable for Losses only to the extent they are in excess of the Deductible Amount (except as otherwise set forth in this Section 9.2);

(c)       except for fraud (but not constructive fraud), intentional or willful misconduct, in no other event shall Seller's aggregate Liability arising out of or relating to Losses under Section 9.1(a)(i) or Buyer's aggregate Liability arising out of or relating to Losses under Section 9.1(b)(i) exceed $100,000,000; and

(d)       no Indemnifying Party shall have any Liability under this ARTICLE IX to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly by any Indemnified Party on or after the Closing Date.

Section 9.3.                 No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF BUYER.

Section 9.4.                Waiver of Remedies.

(a)       The Parties hereby agree that, except with respect to Claims for fraud (but not constructive fraud), no Party shall have any Liability, and no Party shall make any Claim, for any Loss or other matter under, relating to or arising out of this Agreement, or the Closing Certificates, whether based on contract, tort, strict Liability, other Laws or otherwise, except as provided in Section 5.10, ARTICLE VIII and ARTICLE IX.

(b)       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, Except WITH RESPECT TO (1) A CLAIM BY A THIRD PARTY THAT FALLS WITHIN AN INDEMNIFYING PARTY'S OBLIGATIONS UNDER ARTICLE IX AND (2) FOR PURPOSES OF CALCULATING RESTORATION COST UNDER SECTION 5.11 OR CONDEMNATION VALUE UNDER SECTION 5.12, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT ("NON-REIMBURSABLE DAMAGES").

Section 9.5.                 Procedure with Respect to Third-Party Claims.

(a)       If any Party becomes subject to a pending or threatened Claim of a third party and such Party (the "Claiming Party") believes it has a Claim against the other Party (the "Responding Party") as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of Liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(b)       If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 9.5, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. Notwithstanding the preceding sentence, to the extent that the Claiming Party incurs fees and expenses because of the Claiming Party's good faith determination that it must engage separate counsel because of a conflict of interest under Section 9.5(b)(iii), the fees and expenses of such separate counsel shall be paid by the Responding Party pursuant to Section 9.5(c). The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party's consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other Claims that may be made against the Claiming Party and (y) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c)       If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within 30 days after the Claiming Party's notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 9.5(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party Claim (including reasonable attorneys' fees and expenses) and shall remain otherwise responsible for any Liability with respect to amounts arising from or related to such third-party Claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

ARTICLE X. MISCELLANEOUS

Section 10.1.               Notices.

(a)       Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

Attn: President

With copies to:

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

Attn: General Counsel

If to Seller, to:

c/o CMS Enterprises

One Energy Plaza

Jackson, MI 49201

Attn: Richard R. Mukhtar

With copies to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attn: Mona E. Dajani

(b)       Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt.

Section 10.2.               Entire Agreement.

This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 10.3.               Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

Section 10.4.               Disclosure.

From time to time prior to the Closing Date, Seller will add, supplement or amend and deliver updates to with respect to any matter hereafter arising or discovered which, if existing or known as of the date of this Agreement or thereafter, would have been required to be set forth or described in such Schedules or as necessary to complete or correct any information in such Schedules or include in the Schedules items that are not material in order to avoid any misunderstanding. Any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of any provision of this Agreement that establishes a standard of materiality. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is relevant to the other Schedule and reasonably apparent. For purposes of determining whether the conditions set forth in ARTICLE VI  have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and deemed part of the Schedules for all purposes. Disclosure of such additional information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement.

Section 10.5.               Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.6.               Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 10.7.               No Third-Party Beneficiary.

Except for the provisions of Section 9.1(a) and (b) (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 10.8.               Assignment; Binding Effect.

Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates, or to Buyer's lenders for collateral security purposes, but such assignment shall not release Buyer from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 10.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9.               Headings.

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 10.10.             Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.11.             Counterparts; Facsimile.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any electronic or facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 10.12.             Governing Law; Venue; and Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the Laws of the State of Michigan, without giving effect to any conflict or choice of law provision that would result in the imposition of another state's Law.

(b)      THE PARTIES HEREBY IRREVOCABLY AGREE THAT THE EXCLUSIVE JURISDICTION TO HEAR ANY CIVIL ACTIONS ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN THE STATE OF MICHIGAN AND EACH PARTY HEREBY SUBMITS AND CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY'S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION UNDER SUCH COURT'S JURISDICTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. EITHER PARTY FURTHER AGREES IT WILL NOT OBJECT TO ANY MOTION TO TRANSFER A SUIT, ACTION OR PROCEEDING FILED IN ANY OTHER FORUM TO SUCH COURT. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS Section 10.12 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c)       EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Section 10.13.             No Partnership or Joint Venture.

The Parties do not intend to create a partnership or joint venture by virtue of this Agreement. No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement, any Ancillary Agreement or otherwise.

Section 10.14.             Acknowledgment.

(a)       BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR THE CONDITION OF THE PURCHASED ASSETS, VALUE OR QUALITY OF THE PURCHASED ASSETS OR OPERATIONS OR THE PROSPECTS, (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF SELLER NOT INCLUDED IN THIS AGREEMENT AND THE SCHEDULES. Nothing in this Section shall preclude Buyer from bringing a claim against Seller for fraud.

(b)       EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE ANCILLARY AGREEMENTS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF SELLER OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLER AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF SELLER IN, OR ITS TITLE TO, ANY OF ITS ASSETS, OR ANY PART THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE RELATED AGREEMENTS, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS. Nothing in this Section shall preclude Buyer from bringing a claim against Seller for fraud.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

SELLER:

DEARBORN INDUSTRIAL GENERATION, L.L.C.

By:	/s/ Richard M. Mukhtar
Name:	Richard M. Mukhtar
Title:	President and Chief Executive Officer

CMS GENERATION MICHIGAN POWER, L.L.C.

By:	/s/ Richard M. Mukhtar
Name:	Richard M. Mukhtar
Title:	President and Chief Executive Officer

CMS ENERGY RESOURCE MANAGEMENT COMPANY

By:	/s/ Richard M. Mukhtar
Name:	Richard M. Mukhtar
Title:	President and Chief Executive Officer

BUYER:

CONSUMERS ENERGY COMPANY

By:	/s/ Garrick J. Rochow
Name:	Garrick J. Rochow
Title:	President and Chief Executive Officer